PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

Strong quarter with growth in all core business units; Continued recovery in Oilfield
Services as anticipated

Like-for-like sales up 11 percent; Sales up 39 percent including acquisition

GAAP EPS of $0.70; Adjusted non-GAAP EPS of $1.00 up 8 percent

Semi-annual dividend raised by 15 percent to 38 cents; Seventh consecutive increase

Englewood, CO – May 9, 2017 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2017. The Company also announced an increase in its semi-annual dividend to $0.38 per common share for the first half of 2017, which will be paid on May 31, 2017, to shareholders on the record on May 22, 2017.

Total net sales for the quarter were $294.3 million, up 39 percent from the $212.1 million reported in the corresponding quarter last year. Net income was $17.2 million, or $0.70 per diluted share, compared to $18.9 million, or $0.77 per diluted share, recorded a year ago. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and acquisition fair value adjustments) for the quarter was $39.2 million, a 20 percent increase from $32.8 million in 2016’s first quarter.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.00 per diluted share, compared to $0.93 per diluted share a year ago, an 8 percent increase. Innospec closed the quarter in a net debt position of $198.3 million. Cash generation for the quarter resulted in operating cash outflows of $19.9 million, before capital expenditures of $6.7 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2017			Quarter ended March 31, 2016
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$23.2	$17.2	$0.70	$24.5	$18.9	$0.77

Amortization of acquired intangible assets	5.1	3.3	0.14	4.2	3.2	0.13
Foreign exchange loss on liquidation of subsidiary	1.8	1.8	0.07	—	—	—
Fair value acquisition accounting	1.7	1.4	0.06	—	—	—
Foreign currency exchange losses	1.0	0.7	0.03	0.3	0.2	0.01
Adjustment to fair value of contingent consideration	—	—	—	(1.6)	(1.0)	(0.04)
Loss on disposal of subsidiary	—	—	—	1.4	1.4	0.06
	9.6	7.2	0.30	4.3	3.8	0.16
Adjusted non-GAAP amounts	$32.8	$24.4	$1.00	$28.8	$22.7	$0.93

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“We have had a really good start to 2017. The momentum we generated through the second half of 2016 has continued and we have delivered above our expectations, despite some phasing of Octane Additives deliveries into the second quarter. We have delivered an adjusted EPS of $1.00, which is 8 percent ahead of the same quarter last year.”

“As we anticipated, Oilfield Services continued its profitable recovery, with both production and completion segments performing well. Margins have remained stable, despite the increases in some raw materials. Fuel Specialties grew steadily and we are pleased to see a return to volume growth in the Americas, with margins returning to more normalized levels as we had previously indicated.”

“In Performance Chemicals, our recent acquisition is performing in line with our plan. It was accretive from day one, and delivered an additional 10 cents of adjusted EPS after financing costs as we indicated when the acquisition was first announced in August 2016. The heritage Innospec business also continued to grow nicely, and the overall portfolio is now on a solid platform for long-term sustainable global growth.”

“In Octane Additives, a further order for approximately $20 million was placed during the quarter. The timing was such that we were only able to deliver $6.9 million, which compared to $17.8 million in the comparative period. The balance of the current order will be delivered in Q2.”

Net sales in Fuel Specialties were $126.4 million for the quarter, a 2 percent increase from $123.4 million last year. An increase in volume of 8 percent was offset by an adverse price/mix variance of 5 percent and a 1 percent negative currency impact. Gross margins were up 2.5 percentage points on last year to 36.5 percent, but, as expected, this is a decline sequentially on Q4 2016. Operating income improved by 12 percent to $26.8 million, compared to $23.9 million in the same quarter last year.

In Performance Chemicals, net sales of $94.5 million were up from $34.7 million a year ago, with most of the increase attributable to the acquisition from Huntsman at the end of last year. The existing Innospec business also grew by 3 percent compared to last year with growth in all regions, as volume growth of 3 percent and a favorable price/mix of 1 percent offset an adverse currency impact of 1 percent. As we indicated at the time of acquisition, gross margins reduced to 17.7 percent reflecting the dilutive effect of the lower margin acquired business. Overall, operating income grew by 36 percent to $6.0 million.

Sales in Oilfield Services for the quarter were $66.5 million, up 84 percent on the first quarter of 2016, driven by increased customer activity. Volume growth of 115 percent was offset by a price and mix reduction of 31 percent. Gross margins were up 6.2 percentage points over the comparable quarter, and remained steady from Q4 2016 at 38.2 percent. The Oilfield Services business returned an operating income of $3.0 million for the quarter, compared to a loss of $5.5 million in the same quarter last year.

Sales of Octane Additives for the quarter were $6.9 million compared to $17.8 million a year ago. Gross margin was 39.1 percent, and operating income of $2.0 million compared to $11.0 million in last year’s first quarter.

Corporate costs for the quarter were in line with expectations at $10.7 million, compared with $10.2 million a year ago. The effective tax rate for the quarter was 25.9 percent, compared to 22.9 percent in the same quarter last year.

Net cash used in operations was $19.9 million, compared to cash generated of $6.7 million a year ago. This decrease was primarily driven by the $28.6 million one-off funding requirement for working capital for the acquired business. As of March 31, 2017, Innospec had $45.4 million in cash and cash equivalents, and total debt of $243.7 million, resulting in net debt of $198.3 million.

Mr. Williams concluded, “Our performance in the first quarter confirms that our strategy is right on track, and that we are well placed to deliver solid growth in all of our businesses. As we indicated in the last quarter, our Oilfield Services business has benefitted from the industry recovery and continues to grow profitably. Fuel Specialties delivered steady growth and excellent cash generation. In Performance Chemicals, our core business again moved forward, with further product launches and our new acquisition has contributed to earnings exactly as we expected in the quarter.”

“With contributions from all the aspects of our balanced portfolio, we are pleased that we have been able to announce the seventh consecutive increase in our semi-annual dividend, further returning value to shareholders. We will continue to fully integrate our recent acquisition, while remaining receptive to any additional acquisition opportunities which would further enhance our portfolio”.

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign exchange loss on liquidation of subsidiary, fair value acquisition accounting, foreign currency exchange losses, adjustment to fair value of contingent consideration and loss on disposal of subsidiary. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific.  The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry.  The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future.  Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements.  Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the U.S. Securities and Exchange Commission.  You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-355-3611
Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended
}	March 31
	2017	2016
Net sales	$294.3	$212.1
Cost of goods sold	(203.4)	(135.9)

Gross profit	90.9	76.2
Operating expenses:
Selling, general and administrative	(55.3)	(43.9)
Research and development	(7.4)	(6.9)
Adjustment to fair value of contingent consideration	—	1.6
Loss on disposal of subsidiary	—	(1.4)
Foreign exchange loss on liquidation of subsidiary	(1.8)	—
Total operating expenses	(64.5)	(50.6)

Operating income	26.4	25.6
Other net expense	(1.0)	(0.3)
Interest expense, net	(2.2)	(0.8)

Income before income taxes	23.2	24.5
Income taxes	(6.0)	(5.6)

Net income	$17.2	$18.9

Earnings per share:
Basic	$0.71	$0.79
Diluted	$0.70	$0.77
Weighted average shares outstanding (in thousands):
Basic	24,087	24,019
Diluted	24,527	24,483

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended
	March 31
(in millions)	2017	2016
Net sales:
Fuel Specialties	$126.4	$123.4
Performance Chemicals	94.5	34.7
Oilfield Services	66.5	36.2
Octane Additives	6.9	17.8

	294.3	212.1

Gross profit:
Fuel Specialties	46.1	42.0
Performance Chemicals	16.7	10.8
Oilfield Services	25.4	11.6
Octane Additives	2.7	11.8

	90.9	76.2

Operating income/(loss):
Fuel Specialties	26.8	23.9
Performance Chemicals	6.0	4.4
Oilfield Services	3.0	(5.5)
Octane Additives	2.0	11.0
Pension credit	1.1	1.8
Corporate costs	(10.7)	(10.2)

	28.2	25.4
Adjustment to fair value of contingent consideration	—	1.6
Loss on disposal of subsidiary	—	(1.4)
Foreign exchange loss on liquidation of subsidiary	(1.8)	—
Total operating income	$26.4	$25.6

Schedule 2B

NON-GAAP MEASURES	Three Months Ended
	March 31
(in millions)	2017	2016
Net income	$17.2	$18.9
Interest expense, net	2.2	0.8
Income taxes	6.0	5.6
Depreciation and amortization:
Fuel Specialties	1.2	1.1
Performance Chemicals	4.1	1.5
Oilfield Services	4.6	4.4
Octane Additives	0.2	0.1
Corporate costs	2.0	2.0
Adjustment to fair value of contingent consideration	—	(1.6)
Fair value acquisition accounting	1.7	—
Adjusted EBITDA	39.2	32.8

Adjusted EBITDA:
Fuel Specialties	28.0	25.0
Performance Chemicals	11.8	5.9
Oilfield Services	7.6	(1.1)
Octane Additives	2.2	11.1
Pension credit	1.1	1.8
Corporate costs	(8.7)	(8.2)

	42.0	34.5
Loss on disposal of subsidiary	—	(1.4)
Foreign exchange loss on liquidation of subsidiary	(1.8)	—
Other net expense	(1.0)	(0.3)

Adjusted EBITDA	$39.2	$32.8

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization. In addition, it also includes the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in millions)	2017	2016
Assets

Current assets:
Cash and cash equivalents	$45.4	$101.9
Trade and other accounts receivable	219.3	154.4
Inventories	199.0	173.8
Prepaid expenses	7.2	6.2
Prepaid income taxes	5.2	4.8
Total current assets	476.1	441.1
Net property, plant and equipment	177.1	157.4
Goodwill	335.4	374.8
Other intangible assets	171.2	144.4
Deferred tax assets	14.3	14.9
Pension asset	50.2	48.0
Other non-current assets	1.1	0.8
Total assets	$1,225.4	$1,181.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$97.5	$59.6
Accrued liabilities	90.4	94.3
Current portion of long-term debt	10.3	10.3
Current portion of finance leases	2.0	1.6
Current portion of plant closure provisions	6.4	6.7
Current portion of accrued income taxes	13.9	9.4
Current portion of acquisition-related contingent consideration	1.1	1.1
Current portion of deferred income	0.1	0.1
Total current liabilities	221.7	183.1
Long-term debt, net of current portion	228.7	258.5
Finance leases, net of current portion	2.7	2.9
Plant closure provisions, net of current portion	34.2	32.8
Unrecognized tax benefits	2.3	2.3
Deferred tax liabilities	43.3	32.3
Pension liability	14.6	14.2
Deferred income, net of current portion	0.5	0.5
Other non-current liabilities	0.9	1.0
Equity	676.5	653.8

Total liabilities and equity	$1,225.4	$1,181.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31
(in millions)	2017	2016
Cash Flows from Operating Activities

Net income	$17.2	$18.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12.3	9.2
Adjustment to fair value of contingent consideration	—	(1.6)
Deferred taxes	1.0	0.3
Changes in working capital	(56.6)	(21.6)
Accrued income taxes	3.9	0.4
Movement on plant closure provisions	1.1	0.3
Loss on disposal of subsidiary	—	1.4
Foreign exchange loss on liquidation of subsidiary	1.8	—
Cash contributions to defined benefit pension plans	(0.2)	(0.3)
Non-cash movements on defined benefit pension plans	(0.9)	(1.6)
Stock option compensation	1.0	0.9
Movements on other non-current assets and liabilities	(0.5)	0.4
Net cash (used in)/provided by operating activities	(19.9)	6.7
Cash Flows from Investing Activities

Capital expenditures	(6.7)	(3.1)
Business combinations, net of cash acquired	—	1.8
Sale of short-term investments	—	3.1
Net cash (used in)/provided by investing activities	(6.7)	1.8
Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(30.0)	13.0
Receipt of short-term borrowing	—	6.8
Repayment of finance leases	(0.6)	(0.2)
Payment for acquisition-related contingent consideration	—	(44.0)
Issue of treasury stock	1.0	0.2
Repurchase of common stock	(0.9)	(8.2)
Net cash used in financing activities	(30.5)	(32.4)
Effect of foreign currency exchange rate changes on cash	0.6	0.4

Net change in cash and cash equivalents	(56.5)	(23.5)
Cash and cash equivalents at beginning of period	101.9	136.9
Cash and cash equivalents at end of period	$45.4	$113.4

Amortization of deferred finance costs of $0.2 million (2016 — $0.1 million) are included in depreciation and amortization in the consolidated statements of cash flows and in interest expense, net in the consolidated statements of income.